Exhibit 99(e)(12)

                  AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

       AMENDMENT made as of August 9, 2013 to the Distribution Services Agreement (the "Agreement") made as of July 22, 1992, as amended April 30, 1993, June 4, 1996, November 3, 2003, December 16, 2004, June 14, 2006, December 16,
2009, March 8, 2010, December 7, 2011, and May 1, 2013 between ALLIANCEBERNSTEIN BOND FUND, INC. (formerly Alliance Bond Fund, Inc.), a Maryland corporation (the "Fund"), and ALLIANCEBERNSTEIN INVESTMENTS, INC. (formerly Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized terms not defined herein have the meaning set forth in the Agreement.

                                   WITNESSETH

       WHEREAS, the Fund and the Underwriter are parties to the Agreement;

       WHEREAS, the Fund has decided to issue and sell to the public shares of its Class Z Common Stock in addition to its Class A Common Stock, Class B Common Stock , Class C Common Stock, Advisor Class Common Stock, Class R Common Stock, Class K Common Stock, Class I Common Stock, Class 1 Common Stock, and Class 2 Common Stock;

       WHEREAS, the Underwriter is willing to act, and the Fund wishes to appoint the Underwriter, as underwriter and distributor of the Class Z Shares of the Fund;

       NOW, THEREFORE, the parties agree to amend the Agreement as follows:

       1. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

             SECTION 1. Appointment of Underwriter.

              The Fund hereby appoints the Underwriter as the principal underwriter and distributor of the Fund to sell to the public shares of its Class A Common Stock (the "Class A shares"), Class B Common Stock (the "Class B shares"), Class C Common Stock (the "Class C shares"), Advisor Class Common Stock (the "Advisor Class shares") , Class R Common Stock (the "Class R shares"), Class K Common Stock (the "Class K shares"), Class I Common Stock (the "Class I shares"), Class 1 Common Stock (the "Class 1 shares"), Class 2 Common Stock (the "Class 2 shares"), and Class Z Common Stock (the "Class Z shares") and shares of such other class or classes as the Fund and the Underwriter shall from time to time mutually agree in writing shall become subject to this Agreement (the "New shares"), (the Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R shares, Class K shares, Class I shares, Class 1 shares, Class 2 shares, and Class Z Shares, and the New shares shall be collectively referred to herein as the "shares") and hereby agrees during the term of this Agreement to sell shares to the Underwriter upon the terms and conditions set forth herein.

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       IN WITNESS WHEREOF, the parties have executed this Amendment to the
Agreement as of the date first set forth above.


                                            ALLIANCEBERNSTEIN BOND FUND, INC.

                                            /s/ Stephen J. Laffey
                                            ----------------------------------
                                            By: Stephen J. Laffey
                                            Title: Assistant Secretary


                                            ALLIANCEBERNSTEIN INVESTMENTS, INC.

                                            /s/ Daniel Notto
                                            ----------------------------------
                                            By: Daniel Notto
                                            Title: Assistant Secretary




Accepted as of the date written above
ALLIANCEBERNSTEIN L.P.

By:    /s/ Emilie D. Wrapp
       ----------------------------
Name:  Emilie D. Wrapp
Title: Assistant Secretary